Exhibit 99.1

BRT REALTY TRUST

60 Cutter Mill Road

Suite 303

Great Neck, New York 11021

Telephone (516) 466-3100

Telecopier (516) 466-3132

www.BRTRealty.com

BRT REALTY TRUST ANNOUNCES INTENTION TO COMMENCE TENDER OFFER TO REPURCHASE UP TO 2,500,000 OF ITS SHARES OF BENEFICIAL INTEREST

Great Neck, New York — September 21, 2010 — BRT REALTY TRUST (NYSE:BRT) today announced that it intends to commence a tender offer on or about September 22, 2010 for up to 2,500,000 shares of beneficial interest at a price per share of $6.30.  The tender offer price represents a 22.3% premium to the $5.15 per share closing price for BRT’s shares of beneficial interest on September 21, 2010.

The number of shares proposed to be purchased in the tender offer represents approximately 17.8% of BRT’s currently outstanding shares of beneficial interest.  If all 2,500,000 shares are tendered in the offer, the total purchase price to complete the repurchases would be $15,750,000.  The repurchases will be financed from BRT’s existing cash resources.  As of September 20,  2010, BRT had approximately $58.1 million of cash and cash equivalents.

Jeffrey A. Gould, President and Chief Executive Officer of BRT, said “We believe that our repurchase is a prudent use of our cash and is consistent with our long-term objective to create shareholder value, and we believe that pursuing a tender offer at this time will benefit BRT’s shareholders by providing an efficient mechanism for shareholders who want to obtain liquidity at a premium over recent trading prices and, for our continuing shareholders, an enhanced ability to participate in BRT’s future prospects.”

Once commenced, the tender offer will be open for at least 20 business days.  The tender offer will be subject to a number of terms and conditions, but will not be conditioned on BRT’s receipt of financing or any minimum number of shares being tendered.  If  more than 2,500,000 shares are properly tendered, BRT will have the right, in its discretion, to repurchase shares up to an amount equal to up to an additional 2% of its outstanding shares, or 281,604 additional shares, without amending or extending the tender offer.

The complete terms and conditions of the tender offer will be described in an offer to purchase and letter of transmittal to be filed with the Securities and Exchange Commission and distributed by BRT to shareholders when the tender offer is commenced.

Neither BRT nor its Board of Trustees will make any recommendation to BRT shareholders as to whether to tender or refrain from tendering their shares into the tender offer.  Shareholders must decide how many shares they will tender, if any.  BRT’s executive officers and board members have advised BRT that they do not intend to tender any of their shares in the tender offer.

Important Notice

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any BRT shares. The full details of any tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which will be mailed to BRT shareholders promptly following commencement of the tender offer. Shareholders are urged to read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the offer to purchase, the letter of transmittal and other related materials that will be filed by BRT with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, shareholders also may obtain a copy of these documents, free of charge, from the Information Agent retained by BRT.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including statements regarding the proposed tender offer, the anticipated timing of the commencement of the offer, the number of shares BRT expects to repurchase in the offer and the price at which any purchases will be made.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  These statements are based on BRT’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, and include the risk that changes in economic circumstances, business conditions and BRT’s stock price may make the proposed tender offer no longer advisable on the terms described herein, if at all.  Investors are cautioned not to place undue reliance on any forward-looking statements.